Exhibit 5.4

May 18, 2020

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

We have acted as special Indiana counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and its subsidiary Raben Tire Co., LLC, an Indiana limited liability company (“Raben”), and are rendering this opinion in connection with the prospectus, dated May 13, 2020 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated May 13, 2020 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on May 13, 2020 and the offer and sale of: (i) $600,000,000 of the Company’s 9.500% Senior Notes due 2025 (the “Notes”) and (ii) guarantees of the Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), in each case to be issued pursuant to the Indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Seventh Supplemental Indenture, dated as of May 18, 2020 (the “Supplemental Indenture”), among the Company, the Guarantors and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”).

In connection with this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information furnished by public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that Raben: (i) is a limited liability company formed and validly existing under the laws of the State of Indiana, (ii) possesses the limited liability company power and authority to execute and deliver the Guarantees and the Indenture and to perform its obligations thereunder, and (iii) has duly authorized, executed and delivered the Guarantees and the Indenture.

We are members of the bar of the State of Indiana. We do not express any opinion herein on any laws other than those of the State of Indiana.

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Company’s Current Report on Form 8-K to be filed on May 18, 2020. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are “experts” under the Securities Act or the rules and regulations of the Commission thereunder.

May 18, 2020

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP

Attachment: Schedule A — List of Guarantors

May 18, 2020

SCHEDULE A

Guarantors

Guarantors	State of Incorporation or Formation
Celeron Corporation	Delaware
Divested Companies Holding Company	Delaware
Divested Litchfield Park Properties, Inc.	Arizona
Goodyear Export Inc.	Delaware
Goodyear Farms, Inc.	Arizona
Goodyear International Corporation	Delaware
Goodyear Western Hemisphere Corporation	Delaware
Raben Tire Co., LLC	Indiana
T&WA, Inc.	Kentucky
Goodyear Canada Inc.	Ontario